Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado 80014
Phone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Grand Motion, Inc. on Form SB-2 of my Report of Independent Registered Public Accounting Firm, dated January 12, 2007, on the balance sheet of Grand Motion, Inc. as at November 30, 2006, and the related statements of operations, stockholders' equity , and cash flows for the period from July 7, 2006 (date of inception) to November 30, 2006.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.
Aurora, Colorado
March 5, 2007	Ronald R. Chadwick, P.C.